                                                                      EXHIBIT 16



December 29, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read and agree with the statements of Just For Feet, Inc. (the "Company") included in Item 4 of its Form 8-K dated December 7, 1999, except as follows:

We agree with the Company's statement in the first sentence of the sixth paragraph, that the Company was provided a copy of a proposed management letter, but believe it was provided to the Company in August 1999.

We are not in a position to agree or disagree with the Company's statement in the third sentence of the sixth paragraph, except that we were not informed of any disagreements by the Company's management with our identification of the matters communicated to the Company related to the accounts payable system and vendor receivables as reportable conditions.

We agree with the Company's statement in the fourth sentence of the sixth paragraph with the clarification that we made a number of attempts to have such discussions with the Company's management.

We disagree with the Company's statement in the fifth sentence of the sixth paragraph. On August 18, 1999, we met with and discussed with the Company's audit committee, among other items, reportable conditions in the Company's internal control noted in our audit of the Company's financial statements as of and for the fiscal year ended January 30, 1999, related to the Company's accounts payable system and vendor receivables. Reportable conditions involve matters coming to the auditor's attention that, in his judgment, should be communicated to the audit committee because they represent significant deficiencies in the design or operation of internal control, which could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

Yours truly,

/s/ Deloitte & Touche
---------------------